UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 30, 2012

BIOSCRIP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-28740	05-0489664
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Clearbrook Road, Elmsford, New York		10523
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 460-1600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 30, 2012, BioScrip, Inc. (referred to herein as “the Company,” “we,” “us” and “our”) entered into a third amendment (the “Amendment”) to an amended and restated credit agreement (the “Amended and Restated Credit Agreement”), by and among the Company, as borrower, all of its subsidiaries as subsidiary guarantors thereto, the lenders party thereto, Healthcare Finance Group, LLC, as administrative agent for the lenders, as collateral agent and as collateral manager for the secured parties, and the other entities party thereto. The Amendment modifies the Amended and Restated Credit Agreement as follows:

•

it reduces revolving commitments from $150 million to $125 million without triggering the early termination fee of $1,500,000 (the amounts of the letters of credit commitment and swingline commitment remain unchanged);

•	it reduces the minimum revolving balance from $30 million to zero;

•	it increases the basket limitation for loans and advances to third parties and investments in permitted joint ventures to $60 million;

•	it removes the dollar limitation on permitted acquisitions so long as the proposed acquisition meets the pro forma and other conditions;

•	it lowers the LIBOR floor to 1.00% from 1.25%; and

•	it modifies the definition of the term “Consolidated EBITDA.”

This description of the Amendment is qualified in its entirety by the Amendment filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Third Amendment, dated as of July 30, 2012, to Amended and Restated Credit Agreement, dated as of December 28, 2010, by and among BioScrip, Inc., as borrower, all of its subsidiaries as subsidiary guarantors thereto, the lenders party thereto, Healthcare Finance Group, LLC, as administrative agent for the lenders, as collateral agent for the secured parties and as collateral manager and the other entities party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSCRIP, INC.

Date: August 2, 2012	By:	/s/ Kimberlee Seah
Kimberlee Seah Senior Vice President, Secretary and General Counsel